Exhibit 10.1
STOCK PURCHASE AGREEMENT
BETWEEN
CHARTWELL INTERNATIONAL, INC. AND G & A HOLDINGS, LLC
RELATING TO THE SALE OF 100% OF THE OUTSTANDING CAPITAL STOCK OF HUDSON
LOGISTICS, INC., AND HUDSON LOGISTICS LOADING, INC.

THIS STOCK PURCHASE AGREEMENT, made this 3rd day of October, 2007, by and between Chartwell International, Inc., a Nevada Corporation, (“Chartwell” or “Seller”) and G&A Holdings, LLC, a New Jersey Limited Liability Company (“Buyer”);
BACKGROUND
     WHEREAS, Chartwell owns all of the issued and outstanding capital stock of Hudson Logistics, Inc., a Delaware corporation (“HLI”); and
     WHEREAS, Chartwell owns all of the issued and outstanding capital stock of Hudson Loading Logistics, Inc., a Delaware corporation (“HLL”); and
     WHEREAS, both HLL and HLI, together own and operate a waste disposal and transportation business, (collectively the “Business” or the “Hudson Companies”); and
     WHEREAS, all of the issued and outstanding capital stock of the Hudson Companies (HLI and HLL) consists of an aggregate of one thousand, (1,000) shares of common stock, par value US$0.001 per share each for HLI and HLL respectively (the “Shares”); and
     WHEREAS, Seller desires to sell and Buyer desires to purchase the Shares for the consideration and on the terms set forth in this Agreement;
     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the parties agree as follows:
1. SALE AND TRANSFER OF SHARES; CLOSING
     1.1. Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer good and marketable title to the Shares to Buyer, free and clear of all Liens (as defined herein), in accordance with the terms of this Agreement, and for the consideration set forth in Section 1.2 hereof, and Buyer will purchase the Shares from Seller.
     1.2. Purchase Consideration. The aggregate purchase consideration (the “Purchase Consideration”) for the Shares will be One Million Seven Hundred Thousand United States Dollars (US $1,700,000.00) payable as follows:
1.2.1. One Million Seven Hundred Thousand United States Dollars (US $1,700,000.00) (the “Escrow Amount”) will be deposited by Buyer upon the execution of this Agreement into an escrow account to be held by Coulter K. Richardson, Esq. (the “Escrow Agent”), pursuant to the terms of the escrow agreement substantially in the form of Exhibit A attached hereto (the “Escrow Agreement”), to be partially released at Closing and to provide for a source of the remaining Purchase Consideration, if applicable, after taking into account working capital adjustments, and other adjustments as more fully described in the Escrow Agreement, as provided for in Section 1.2.3. The term of escrow shall not exceed sixty (60) days from the Closing Date unless extended in writing by the parties;

1.2.2. One Million Two Hundred Thousand United States Dollars (US $1,200,000) will be released by Escrow Agent to Seller at Closing (as hereinafter defined) by wire transfer of immediately available funds (the “Closing Payment”) to such bank account or bank accounts as Seller shall reasonably designate in writing to Escrow Agent; and
1.2.3. Within forty five (45) days after the Closing Date, the Seller shall deliver the pro forma balance sheet as of the Closing Date setting forth the working capital of the Hudson Companies as of the Closing Date (the “Final Working Capital”). Buyer shall have fifteen (15) days from the date of delivery of the pro forma balance sheet as of the Closing Date to review and dispute any amounts set forth therein, unless the delivery of the Final Working Capital balance sheet is delayed, and in such case the Buyer shall have a period of time commensurate with the delay in reviewing the pro forma balance sheet. Final Working Capital shall be the Hudson Companies’ aggregate cash, restricted cash, accounts receivable net of allowance for bad debt, prepaid expenses and long term deposits less accounts payable, accrued liabilities and any adjustments for costs of disposal and transportation of waste remaining at the Business’ transload facility. The remaining Escrow Amount will be decreased on a dollar-for-dollar basis, to the extent that the Final Working Capital has a negative balance as of the Closing Date or increased on a dollar-for-dollar basis, to the extent that the Final Working Capital has a positive balance as of the Closing Date. The Escrow Agent will release the remaining Escrow Amount to Seller or Buyer, as applicable, after adjusting for the Final Working Capital.
1.2.4. Closing. The purchase and sale of the Shares (the “Closing”) provided for in this Agreement will take place at the offices of the Hudson Companies, located, at 95 Passaic Street, Passaic, New Jersey, within 3 days of the satisfaction of the condition under Section 1.3.2.6 hereof (the “Closing Date”).
     1.3. Closing Obligations. At the Closing
1.3.1. Seller will deliver or cause to be delivered to Buyer:
1.3.1.1. A certificate or certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for the transfer from Seller to Buyer of good and marketable title to the Shares, free and clear of all Liens;
1.3.1.2. The Escrow Agreement, duly executed by the Seller;
1.3.1.3. Certificates of Incorporation, certified within 30 days of the Closing Date by the Secretary of State of Delaware and Nevada, of the Hudson Companies, and of Chartwell, respectively;
1.3.1.4. Certificates of Good Standing dated within 30 days of the Closing Date issued by the Secretary of State of Delaware and Nevada of the Hudson Companies and Chartwell, respectively, and of each state in which the Hudson Companies are qualified as a foreign corporation evidencing the corporate standing of each such corporation in such state;
1.3.1.5. A certificate of the Secretary of the Seller substantially in the form of Exhibit B;
1.3.1.6. Consents from third parties, including any governmental entity, landlord or other person material to the Business and necessary, in the reasonable opinion of Buyer, for the consummation by Seller of the transactions contemplated hereby;

1.3.1.7. Resignations of and releases of liability from the officers and directors of the Hudson Companies;
1.3.1.8. Written wire transfer instructions for payment of the Closing Payment;
1.3.1.9. All other documents and instruments reasonably requested by Buyer in connection with the consummation of these transactions.
1.3.2. Buyer will deliver to Seller:
1.3.2.1. the Closing Payment by wire transfer of immediately available funds to the account specified in writing by Seller to Buyer;
1.3.2.2. the Escrow Agreement duly executed by Buyer and the Escrow Agent;
1.3.2.3. consents from third parties, including any governmental entity, landlord or other person material to the Business and necessary, in the reasonable opinion of Seller, for the consummation by Buyer of the transactions contemplated hereby;
1.3.2.4. a certificate of the Secretary of the Buyer substantially in the form of Exhibit C ;
1.3.2.5. evidence that Chartwell has been removed as guarantor from loans and leases with TLA, Mariners Bank, FCC Equipment Finance, Arista Lending, Caterpillar Finance and any others related to the Business;
1.3.2.6. written consent from New York and Greenwood Lake Railway Company (“Greenwood”) to the assignment and assumption by Buyer of the Facility Capacity Agreement by and between HLI and Greenwood and the Railroad Car Loading Agreement by and between HLL and Greenwood;
1.3.2.7. indemnification by the Hudson Companies of the prior officers and directors of the Hudson Companies, namely Imre Eszenyi and Paul Biberkraut against any claims against such officers and directors for any acts or omissions during their tenure with the Hudson Companies.
1.3.2.8. all other documents and instruments reasonably requested by Seller in connection with the consummation of these transactions.
2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS. As an inducement to Buyer to enter into this Agreement and to consummate these transactions, Seller, represents, warrants and covenants to Buyer and agrees that as of the Closing Date:
     2.1. Organization and Corporate Documents.
2.1.1. Each of the Hudson Companies is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware, and each has the requisite corporate power and authority to own or lease all of its assets, to own and operate its business, including, as to the Business, as now conducted. Each of the Hudson Companies is qualified as a foreign corporation in all jurisdictions in which it is required to be so qualified other than any jurisdiction in which the failure to be so qualified would not have a Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” shall mean any event or condition that would have a material adverse effect on the Business or the financial condition or results of operations of the Hudson Companies (as defined herein), taken as a whole.

2.1.2. Except as set forth in Schedule 2.1(c) and except for the transactions consummated by this Agreement, none of the Hudson Companies has, within the three-year period immediately preceding the date of this Agreement, changed its name, been the surviving entity of a merger or consolidation, or acquired all or substantially all of the assets of any person or entity. Schedule 2.1(c) also sets forth all of the fictitious names under which any of the Hudson Companies conducts or has within the three year period immediately preceding the date of this Agreement conducted business.
2.1.3. The Certificate of Incorporation of the Hudson Companies and all amendments thereto to date, certified by the Secretary of State of Delaware, and the Bylaws of the Hudson Companies, as amended to date, certified by the Secretary or an Assistant Secretary of Chartwell, all of which have been delivered or otherwise furnished to Buyer, are true, complete and correct, and, except as set forth on Schedule 2.1(d), the minute books of Chartwell or the Hudson Companies, which Seller has made available to Buyer and its counsel prior to the Closing Date, correctly reflect in all material respects all corporate actions taken at the meetings reported therein and correctly record all resolutions of the board of directors and shareholders of the Hudson Companies.
     2.2. Capitalization
2.2.1. Schedule 2.2(a) hereto, except as otherwise provided therein, contains a complete and accurate list for each of the Hudson Companies of its name, jurisdiction of incorporation, jurisdictions of qualification to do business and capitalization.
2.2.2. The authorized capital stock of the Hudson Companies consists solely of one thousand (1,000) shares of common stock each, par value US$0.001 per share. The Shares represent all of the outstanding capital stock of the Hudson Companies.
2.2.3. All of the outstanding equity securities of each of the Hudson Companies, including the Shares, have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, options, rights, warrants, conversion rights, agreements, calls or commitments of any kind outstanding with respect to any securities of any of the Hudson Companies. None of the outstanding equity securities of any of the Hudson Companies, including the Shares, was issued in violation of any preemptive rights, the Securities Act of 1933, as amended, including the rules and regulations thereunder, any state securities or “blue sky” laws, or to the best of Seller’s knowledge, any other applicable law. None of the Hudson Companies owns or has the right or obligation to acquire any securities of any other person or any direct or indirect ownership interest in any other person.
2.2.4. The Hudson Companies are not a party to any stockholder agreement.
     2.3. Ownership of Shares. Seller owns the Shares, beneficially and of record, free and clear of all liens, encumbrances, pledges, options, warrants, rights of first refusal, claims, charges and restrictions of any nature (collectively, the “Liens”).
     2.4. Authority of Seller; Consents; No Conflict.
2.4.1. Seller has full corporate power and authority to enter into this Agreement, and each other agreement or instrument of Seller expressly required by this Agreement to be executed by it (collectively, the “Seller’s Agreements”), to consummate the transactions contemplated hereby and thereby, and to comply with the terms, conditions and provisions hereof and thereof. This Agreement has been duly authorized, executed and delivered by the Seller and is, and each of the Seller’s Agreements, when executed and delivered by Seller, will be, the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its respective terms except to the extent that such enforcement may be limited by (a) applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally, (b) general equitable principles regardless of whether the issue of enforceability is considered in a proceeding in equity or in law or (c) public policy.
2.4.2. The execution, delivery and performance by the Seller of this Agreement and the Seller’s Agreements do not require the consent of or notice to any third party, other than consents which have been obtained, supplier agreements or customer agreements, and except as set forth in Schedule 2.4. Except as set forth on Schedule 2.4, neither the execution and delivery of this Agreement or any of the Seller’s Agreements nor the consummation of the transactions contemplated hereby and thereby will conflict with or result in any violation of or constitute a default under (i) any term of the respective charters, Certificates of Incorporation or Bylaws (or equivalent documentation), as the case may be, of Seller or any Hudson Companies, or (ii) any material agreement, mortgage, debt instrument, indenture, or other instrument, judgment, decree, order, award, law or regulation by which Seller or Hudson Companies is bound, other than supplier agreements or customer agreements, or (y) result in the creation of any Lien, security interest or charge upon any of the assets of the Hudson Companies (the “Assets”), or (z) result in the cancellation, modification, revocation or suspension of any material license, certificate, permit or authorization held by the Seller or the Hudson Companies related to the Business.
     2.5. Title to Property; Encumbrances
2.5.1. The Hudson Companies have good and marketable title in fee simple to all real property and good title to all personal property reflected on the most recent interim unaudited balance sheet of the Hudson Companies, which is dated, August 31, 2007 (the “Balance Sheet”), and which is included in the Financial Statements (as defined herein), as owned by any of the Hudson Companies and all real property and personal property acquired by any of the Hudson Companies since August 31, 2007, in each case free and clear of all Liens except (i) as set forth on Schedule 2.5(b), (ii) for sales and other dispositions of assets in the ordinary course of business since August 31, 2007 which, in the aggregate, have not been materially different from prior periods, (iii) the lien of taxes not yet due and payable, (iv) manufacturer’s and similar liens incurred in the ordinary course of business, and (v) such imperfections of title, restrictions and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of the properties by any of the Hudson Companies or otherwise materially impair the Business. The Hudson Companies customer mailing list is the exclusive property of the Hudson Companies and no third party has any rights with respect thereto. Neither Seller nor the Hudson Companies has sold such customer mailing list to any third party.
2.5.2. The Hudson Companies do not own any real property (“Real Property”) or any material facility, building, plant, factory, office, warehouse structure or other building (a “Structure”).
2.5.3. Schedule 2.5(d) contains the most current available register of personal property owned by the Hudson Companies.
2.5.4. Schedule 2.5(e), except as set forth therein, contains a list of all real property leases, and material licenses and personal property leases related to the Business under which Chartwell or the Hudson Companies is the lessee or licensee, together with (i) the location of each of the leased real properties, (ii), the termination date of each such lease or license and (iii) the name of the lessor or licensor. Except as described in Schedule 2.5(e), all material leases and licenses pursuant to which any of the Hudson Companies leases or licenses from others real or personal property are valid, subsisting in full force and effect in accordance with their respective terms as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and to the best knowledge of Seller, there is not, under any such real property lease, personal property lease or license, any existing material default by any of the Hudson Companies or event that, with notice or passage of time, or both, would constitute a material default. True and complete copies of all real property leases, and such material licenses and personal property leases listed on Schedule 2.5(e), except as set forth therein, have been delivered to Buyer heretofore, as well as, to the extent in the possession of Seller, copies of any title reports, surveys or environmental reports or audits relating to any leased real property. Except as set forth in Schedule 2.5(e), no such lease or license will require the consent of the lessor or licensor in order to consummate the transactions contemplated by this Agreement. For the purposes of this Section 2.5(e), a “lease” shall include any sublease and a “license” shall include any sublicense.
2.5.5. The personal property owned by the Hudson Companies and the personal property held by the Hudson Companies pursuant to a personal property lease, taken as a whole, is in good operating condition and repair, subject only to ordinary wear and tear. The personal property described in Sections 2.5.3 and 2.5.4 and the Real Property and personal property held by any Hudson Companies pursuant to the leases and licenses described in Schedule 2.5.5 comprise all of the real property and all of the material personal property used in the conduct of the Business.
2.5.6. Except as set forth in Schedule 2.5(g):
2.5.6.1. No written notice of any uncured violation of any legal requirement, or of any covenant, condition, restriction or easement adversely affecting any Real Property or with respect to the use or occupancy thereof, has been received by Seller or the Hudson Companies.
2.5.6.2. All of the Structures used in the Business (A) are in good operating condition and repair, ordinary wear and tear excepted, (B) are adequate and suitable for the purposes for which they are currently used, and (C) are supplied with utilities and other services necessary for the operation of such Structures, and the Business conducted by the Hudson Companies therein, including gas, electricity, water, telephone, sanitary sewer or septic facilities and storm sewer, as applicable, and all of which services are maintained in accordance with all legal requirements, the violation of which will not have a Material Adverse Effect on the Business;
2.5.6.3. No condemnation proceeding is pending or, to the best knowledge of the Seller, threatened which would materially impair the occupancy, use or value of any Real Property used by the Business;
2.5.6.4. There are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any other person the right to acquire, use or occupy any portion of, any Real Property used in the Business; and
2.5.6.5. With respect to each item of leased Real Property, (A) to the best knowledge of Seller, relying on the provisions of the applicable lease without inquiry, the owner thereof has good and marketable title thereto, other than (I) recorded easements, covenants and restrictions that do not impair the current use, occupancy or value thereof and (II) the leasehold interest of the Hudson Companies, (B) there is adequate ingress and egress (and a continuing right thereto), without the need for an easement, between paved public rights-of-way and such leased Real Property and (C) the Hudson Companies have not sold, transferred or subjected to a Lien such leased Real Property or any interest therein.
     2.6. Compliance with Laws; Litigation

2.6.1. Seller and each of the Hudson Companies have complied with all laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any federal or state court or of any municipal or governmental department, commission, board, bureau, agency or instrumentality which are applicable to the Shares, each of the Hudson Companies, the Assets or the Business, the failure of which will not have a Material Adverse Effect on the Shares, the Hudson Companies, the Assets or the Business.
2.6.2. All reports, schedules and/or returns of any administrative agency of the federal or any state or local government required to be filed by each of the Hudson Companies have been filed, the failure of which will not have a Material Adverse Effect on the Business.
2.6.3. Except as set forth in Schedule 2.6(c), there are no lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened against or affecting the Shares, any of the Hudson Companies, the Assets or the Business, nor are there any lawsuits, claims, suits or proceedings pending in which any of the Hudson Companies or Seller is the plaintiff or claimant, that relate to the Shares, the Assets, any of the Hudson Companies or the Business and which involve the possibility of any judgment, order, award or other decision that would, if adversely determined, materially impair the ability of Seller to perform this Agreement, or the quality of title to the Assets, or adversely affect the normal operation of the Business, or result in liability for damages or might otherwise adversely affect any Hudson Companies’ right, title or interest in the Assets or the Business.
     2.7. Condition of Assets
2.7.1. The Assets include all such assets and properties as are necessary to conduct the Business in all material respects as it has heretofore been conducted by the Hudson Companies.
2.7.2. Schedule 2.7(b) sets forth a true and complete list of all insurance policies insuring the Hudson Companies, any of its Assets or relating to the Business. All such policies are on an “occurrence basis,” which means, for example, that if a claim arose after the Closing Date for an event which occurred prior to the Closing Date, the Hudson Companies’ applicable insurance policy in existence on the date such event occurred would, subject to the terms, conditions and exceptions set forth in such policy, cover such claim. All such policies are in full force and effect and none of the Hudson Companies has received any notice of cancellation with respect thereto.
     2.8. Absence of Adverse Changes or Other Events. Except as set forth in Schedule 2.8, since August 31, 2007, the Hudson Companies have not: (a) created or incurred any liability (absolute or contingent) except for liabilities incurred in the ordinary course of business; (b) loaned any money or otherwise pledged the credit of the Hudson Companies, or mortgaged, pledged or subjected to any lien or otherwise encumbered any of the Assets; (c) suffered any losses or any other event or condition of any character adverse to its business, or waived any rights of substantial value; (d) made any capital expenditures or capital additions or improvements which in the aggregate exceed US$50,000; (e) declared or paid any dividends or made any other distribution on or in respect of, or directly or indirectly purchased, retired, redeemed or otherwise acquired any shares of, its capital stock; (f) suffered any labor disputes or organizational activity by its employees; (g) issued or sold any shares of its capital stock or rights, options or warrants to purchase its capital stock, or any securities convertible into its capital stock; (h) become bound by or entered into any material contract, commitment or transaction other than in the ordinary course of business; or (i) entered into any contract or agreement to do or perform any of the foregoing actions.
     2.9. Financial Statements; Indebtedness; No Undisclosed Liabilities

2.9.1. Seller has provided Buyer with the interim unaudited statement of income and balance sheet as of August 31, 2007 (the “Financial Statements”). The Financial Statements, including the notes thereto: (i) are in accordance with the books and records of the Hudson Companies; and (ii) are true, correct and complete and present fairly, in all material respects, the financial position of the Hudson Companies as of the respective dates thereof and its results of operations for the respective periods then ended, subject to normal year-end adjustments which, to the knowledge of Seller, will not be material. Except as provided on Schedule 2.9(a), the Assets include all of the assets reflected in such Financial Statements and all assets acquired since the date of such Financial Statements, excepting only such Assets as have been consumed in the normal course of business or those that have become obsolete or unnecessary to the Business.
2.9.2. Except as set forth on Schedule 2.9(b), on the Closing Date, there shall be no outstanding indebtedness of the Hudson Companies for borrowed money.
2.9.3. The Hudson Companies do not have any liabilities (whether accrued, absolute, contingent or otherwise) other than (i) liabilities set forth or provided for in the Balance Sheet or the notes thereto, (ii) liabilities of a type customarily reflected in a corporate balance sheet prepared in accordance with GAAP incurred since August 31, 2007 in the ordinary course of business, or (iii) other liabilities and obligations specifically disclosed on a Schedule hereto.
     2.10. Tax Matters. Except as disclosed on Schedule 2.10:
2.10.1. The Hudson Companies have timely filed or caused to be timely filed or will timely file or cause to be timely filed with the appropriate taxing authorities all returns, statements, forms and reports for Taxes (the “Returns”) that are required to be filed for all periods ending on or prior to the Closing Date. The Returns have accurately reflected and will accurately reflect in all material respects all liability for Taxes of the respective Hudson Companies for the periods covered thereby.
2.10.2. All Taxes and Tax liabilities of the Hudson Companies for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (the “Pre-Closing Periods”) have been timely paid if due and payable prior to the Closing Date. No Tax liability for any of the Hudson Companies has been or will be incurred or created as a result of this Agreement.
2.10.3. Seller shall prepare the final United States federal income tax return of the Hudson Companies for the period ending on the June 30, 2007 (the “Final Return”), and shall provide a copy of such return for the reasonable review and comment by the Buyer at least thirty (30) days prior to its due date (including the due date as effectively extended).
2.10.4. Schedule 2.10 attached hereto sets forth (A) each taxable year or other taxable period of each of the Hudson Companies for which an audit or other examination of such Hudson Companies’ Taxes by the appropriate tax authorities of any nation, state or locality is currently in progress (or, to the knowledge of the Seller, scheduled as of the Closing Date to be conducted) together with the names of the respective tax authorities conducting (or, to the knowledge of the Seller, scheduled to conduct) such audits or examinations and, to the knowledge of Seller, a description of the subject matter of such audits or examinations, (B) the most recent taxable year or other taxable period for which an audit or other examination relating to United States federal income taxes of the Hudson Companies has been finally completed and the disposition of such audit or examination, (C) the taxable years or other taxable periods of each of the Hudson Companies which will not be subject to the normally applicable statute of limitations for applicable Taxes as the result of the consent by the Seller that such otherwise applicable statute of limitations be extended, (D) the amount of any proposed adjustments (and the principal reason thereof) relating to any Returns for Tax liability of any of Hudson Companies, which have been proposed or assessed by any taxing authority for an open tax year of such company, and (E) a list of all notices received by any of the Hudson Companies from any taxing authority relating to any issue which could materially affect the Tax liability of such company receiving such notice, which issue has not been finally determined and which, if determined adversely to such company, could result in a Tax liability.
2.10.5. For the purposes of this Agreement, “Tax” or “Taxes” means all taxes, assessments, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of one or more Returns (as defined herein)), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.
     2.11. Employees and Labor Matters.
2.11.1. Schedule 2.11(a), except as set forth therein, contains a true and complete list of all material contracts, agreements, plans, arrangements, commitments and understandings (formal and informal) pertaining to terms of employment, compensation, bonuses, profit sharing, stock purchases, stock repurchases, stock options, commissions, incentives, loans or loan guarantees, severance pay or benefits, and use of the Company’s property (other than pursuant to Plans disclosed on Schedule 2.12) between any of the Hudson Companies and any current or former officer, director, employee or consultant, and true and complete copies of all such contracts, agreements, plans, arrangements and understandings have been delivered to Buyer heretofore.
2.11.2. Except as set forth on Schedules 2.11(a) and 2.11(b), neither Buyer nor any of the Hudson Companies will have any responsibility for continuing any person in the employ (or retaining any person as a consultant) of the Hudson Companies from and after the Closing or have any liability for any severance payments to or similar arrangements with any such person who shall cease to be an employee of Chartwell or the Hudson Companies at or prior to the Closing.
2.11.3. The Hudson Companies do not have any employees as of the Closing Date.
     2.12. Employee Benefit Matters
2.12.1. The Hudson Companies do not have any employee benefit plans
     2.13. Permits, Licenses, Etc. Schedule 2.13 contains a list of all franchises, licenses, permits, certificates, authorizations, rights and other approvals of governmental entities as currently used by the Hudson Companies to conduct the Business (the “Permits”). To the knowledge of Seller, each Permit has been lawfully and validly issued, and no proceeding is pending or threatened seeking the revocation, suspension or limitation of any Permit. The consummation of the transactions contemplated by this Agreement will not result in the revocation, suspension or limitation of any Permit.
     2.14. Material Contracts; No Defaults; Warranties

2.14.1. All outstanding sales orders and sales contracts of each Hudson Companies have been entered into in the ordinary course of its respective business.
2.14.2. All outstanding purchase orders and purchase commitments of each Hudson Companies have been incurred in the ordinary course of business.
2.14.3. All material sales agency, sales representative, distributor, wholesaler, dealer and similar contracts or agreements of the Hudson Companies, and true and complete copies of the same have been entered into in the ordinary course of business.
2.14.4. To Seller’s knowledge, other than with respect to supplier agreements and other agreements entered into in the ordinary course of business, none of the Hudson Companies is restricted by any agreement from carrying on its Business.
2.14.5. All contracts, agreements, understandings, arrangements and commitments, written or oral, of any of the Hudson Companies were entered into in the ordinary course of business.
     2.15. Principal Customers and Suppliers
2.15.1. To the knowledge of Seller, since August 31, 2007, no customer has given written notice (for any reason) of its intention to terminate its relationship with or adversely curtail its purchases from the Hudson Companies which would have a Material Adverse Effect on the Business.
2.15.2. To the knowledge of Seller, since August 31, 2007, no supplier has given written notice (for any reason) of its intention to terminate its relationship with or adversely curtailed its accommodations, sales or services to the Company which would have a Material Adverse Effect on the Business.
     2.16. Broker or Finder. Neither the Seller nor any of the Hudson Companies has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of these transactions.
     2.17. Environmental Matters.
2.17.1. Except as set forth on Schedule 2.17, none of the Hudson Companies owns, operates or leases or has owned, operated or leased any property on which any of them has used, generated, stored or disposed of any Hazardous Materials other than in the ordinary course of business or consistent with past practices, and in compliance, in all material respects, with all applicable Environmental Laws, nor to Seller’s knowledge have there been any Hazardous Materials used, generated, stored or disposed of by any previous owner or any other third party on any property owned, operated or leased by the Hudson Companies other than in the ordinary course of business and in compliance with all applicable Environmental Laws. “Environmental Laws” means all U.S. federal, state, county and local statutes, laws, regulations, rules, orders, decrees, judgments, ordinances, permits, licenses, registrations, approvals, or requirements or authorizations of any governmental authority relating to the environment, natural resources, safety, or health of humans or other organisms. “Hazardous Materials” means any pollutants or petroleum-derived substance, waste, or additive, asbestos, PCBs, radioactive material, or other compound, element, material, or substance in any form whatsoever (including, without limitation, products) regulated, restricted or addressed by or under any Environmental Law.
2.17.2. The Business is not regulated by the Industrial Site Recovery Act, N.J.S.A. 13:1k et seq. and related administrative code (“ISRA”), and in the alternative, if regulated, is exempt from reporting or compliance requirements or any other requirements by way of description but not limitation such as those as contemplated by N.J.S.A. 13:1k-9 and related administrative code. This representation shall survive the Closing and shall remain in effect in perpetuity or until such time as the New Jersey Department of Environmental Protection (“NJDEP”) issues a No Further Action letter concerning the Business. If at any time, subsequent to the Closing, the NJDEP determines that the Business is regulated by ISRA and that the Business is not in compliance with ISRA the Buyer shall be entitled to indemnification by the Seller for the costs associated with coming into compliance with ISRA.
     2.18. Intellectual Property Rights. The Hudson Companies do not own any patents, patent applications, inventions, trademarks or copyrights and have not obtained a license to any patents, patent applications, inventions, trademarks or copyrights.
3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER. As an inducement to Seller to enter into this Agreement and to consummate these transactions, Buyer represents, warrants and covenants to Seller and agrees that as of the Closing Date:
     3.1. Authority of Buyer. Buyer is a limited liability company organized, validly existing and in good standing under the laws of the State of New Jersey. Buyer has full corporate power and authority to enter into this Agreement and each other agreement or instrument of Buyer expressly required by this Agreement to be executed by it (collectively, the “Buyer’s Agreements”), to consummate the transactions contemplated hereby without the consent of or notice to any third party, other than consents and notices obtained or given, and to comply with the terms, conditions and provisions hereof and thereof. All requisite company action has been taken to authorize the execution, delivery and performance by the Buyer of this Agreement and the transactions contemplated herein and no other company proceedings on the part of the Buyer are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated herein. This Agreement has been duly authorized, executed and delivered by Buyer and is, and each of the Buyer’s Agreements, when executed and delivered by Buyer, will be, the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its respective terms. Neither the execution and delivery of this Agreement and the Buyer’s Agreements nor the consummation of the transactions contemplated by it will (i) conflict with or result in any violation of or constitute a default under any term of the Certificate of Organization, or Bylaws of Buyer, (ii) violate any agreement, mortgage, debt instrument, indenture or other instrument, judgment, decree, order, award, law or regulation applicable to Buyer or any of its respective assets or properties, or (iii) require the consent, approval, permission or other authorization of or by or filing or qualification with any court, arbitrator or governmental, administrative or self-regulatory authority which has not been obtained which would adversely effect its ability to perform its agreements hereunder or (iv) result in the cancellation, modification, revocation or suspension of any material license, certificate or permit or authorization held by the Buyer.
     3.2. Broker or Finder. Buyer nor any party acting on its behalf has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of these transactions.
     3.3. Litigation. There is no action, suit or proceeding pending or, to the best knowledge of Buyer, threatened, which (i) questions the legality or propriety of these transactions or (ii) which might have consequences that would prohibit its entering into this Agreement or any other agreements to which it is a party or might have consequences that would materially and adversely affect its performance hereunder and under the other documents to which it is a party.
     3.4. Disclosure. No representation or warranty by Buyer in this Agreement or any Schedule or Exhibit, or any statement, list or certificate furnished or to be furnished by Buyer pursuant to this Agreement, or in connection with these transactions, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.
     3.5. Financing. Buyer has access to sufficient funds to consummate the transactions contemplated hereby.
4. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION. All statements contained in any Schedule, Annex or Exhibit hereto or in any certificate delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the parties hereunder.
     4.1. Survival of Representations, Warranties, Etc. All representations and warranties of the parties made in this Agreement or as provided herein shall survive until September 30, 2008 notwithstanding any investigation at any time made by or on behalf of the other party; provided, however, that all representations and warranties made by Seller in Sections 2.2 (Capitalization), 2.3 (Ownership of Shares), 2.5.1 and 2.5.2 (Title to Property; Encumbrances) (limited, however, in the case of Section 2.6(b), solely as to title to the Real Property) and 2.10 (Tax Returns), and any cause of action by Buyer for fraud and only for fraud, shall survive until the applicable period of limitations (or any extension thereof) has expired (as the case may be, the applicable “Survival Period”).
5. POST CLOSING COVENANTS
     5.1. Non-Competition. Seller agrees not to own or operate a construction and demolition debris transfer station anywhere within a radius of twenty five (25) miles of 95 Passaic Street, Dundee Yard, Passaic, New Jersey for a period of twenty four (24) months after the Closing Date.
     5.2. Assignment of Lease. Notwithstanding the transactions contemplated in this Agreement and any provision herein to the contrary, the Buyer shall assume the Commercial Lease Agreement by and between Groffre Investments and E-Rail Logistics, Inc., a predecessor to HLI dated as of October 31, 2004 upon receipt of the necessary permits from the Department of Health.
     5.3. Repairs. To the extent any repairs are finally mandated by the New Jersey Department of Environmental Protection pursuant to its most recent written notification received by the Hudson Companies, Seller agrees to be reimburse Buyer for up to $20,000 for such actual repairs.
6. TERMINATION
     6.1. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of this Agreement and the transactions contemplated thereby by the Hudson Companies and Seller:
6.1.1. by mutual written agreement duly authorized by the Buyer and Seller;
6.1.2. by either party, if the other party has breached any representation, warranty, covenant or agreement of such other party set forth in this Agreement and such breach has resulted or can reasonably be expected to result in a Material Adverse Effect on the Hudson Companies or would prevent or materially delay the consummation of the sale of the Shares;
6.1.3. by either party, if all the conditions to the obligations of such party for Closing shall not have been satisfied or waived on or before the Closing Date other than as a result of a breach of this Agreement by the terminating party;

6.1.4. by Buyer if written consent from Greenwood to the assignment and assumption by Buyer of the Facility Capacity Agreement by and between HLI and Greenwood and the Railroad Car Loading Agreement by and between HLL and Greenwood, has not been obtained within fifteen (15) days from the date of execution of this Agreement.
6.1.5. as otherwise provided for in this Agreement.
     6.2. Notice of Termination. Any termination of this Agreement under Section 6.1 above will be effective by the delivery of written notice of the terminating party to the other party hereto.
     6.3. Effect of Termination. In the case of any termination of this Agreement as provided in this Section 6, this Agreement shall be of no further force and effect and nothing herein shall relieve any party from liability for any breach of this Agreement.
     6.4. Final Date. In the event any of the foregoing conditions are not met by the Buyer and/or Seller, on or before October 29, 2007, this Agreement shall be null and void, whereupon neither party shall have any further obligations hereunder this Agreement.
7. GENERAL PROVISIONS
     7.1. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey without regard to its conflicts or choice of law provisions.
     7.2. Notices. All notices or other communications required or permitted hereunder will be in writing and shall be delivered, by registered or certified mail, by legible facsimile transmission or by overnight courier (fare prepaid) addressed as follows:
7.2.1. If to Buyer, to Ray Kafalski at the Hudson Companies home offices with a copy to: Coulter K. Richardson, Esq.,.45 Sam Drive, Tinton Falls, New Jersey, 07724, 732-380-0931 (Facsimile).
7.2.2. If to Seller to Paul Biberkraut at Chartwell International home offices located at P.O. Box 15308, Newport Beach, CA 93659-5308, 949-645-2817 (Facsimile) with a copy to: Mark Lee at Weintraub Genshlea Chediak, 400 Capitol Mall, Suite 1100, Sacramento, California 95814, 916-446-1611 (Facsimile).
or to such address as such party may indicate by a notice delivered to the other parties. Notice will be deemed received the same day (when delivered personally or when sent by facsimile transmission with evidence of delivery), five (5) days after mailing (when sent by registered or certified mail) and the next business day (when delivered by overnight courier). Any party to this Agreement may change its address to which all communications and notices may be sent by addressing notices of such change in the manner provided.
     7.3. Intentionally Omitted.
     7.4. Entire Agreement; Amendments. This Agreement along with the Schedules and Exhibits attached hereto, and the documents (including any letter agreements) delivered in connection herewith is an integrated document, contains the entire agreement between the parties, wholly cancels, terminates and supersedes any and all previous and/or contemporaneous oral agreements, negotiations, commitments and writings of the parties with respect to such subject matter. No change, modification, extension, termination, notice of termination, discharge, abandonment or waiver of this Agreement or any of its provisions, nor any representation, promise or condition relating to this Agreement, will be binding upon any party unless made in writing and signed by such party.
     7.5. Interpretation. Article titles and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of any of the provisions of this Agreement. All references to Sections and subsections contained in this Agreement refer to the Sections and subsections of this Agreement. All references to Schedules or Exhibits contained in this Agreement are references to the Schedules or Exhibits described on the list immediately following the signature page hereto. All references to the words “include” or “including” mean “including without limitation.” Any and all Schedules, Exhibits, statements, reports, certificates or other documents or instruments referred to in or attached to this Agreement, including the “Background” portion of this Agreement, are incorporated by reference as though fully set forth at the point referred to in this Agreement. There will be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part of it. All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.
     7.6. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof, but any such waiver must be in writing and must comply with the notice provisions contained in Section 5.2. The failure of any party to enforce at any time any provision of this Agreement will not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement will be held to constitute a waiver of any other or subsequent breach.
     7.7. Expenses. Except as otherwise provided in this Agreement, Buyer and Seller will each pay their own costs and expenses incident to their negotiation and preparation of this Agreement and to their performance and compliance with all agreements and conditions on their part to be performed or complied with, including the fees, expenses and disbursements of their respective counsel and accountants.
     7.8. Partial Invalidity. Wherever possible, each provision will be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of these provisions will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless the deletion of such provision or provisions would result in such a material change as to cause the completion of these transactions to be unreasonable.
     7.9. Further Assurances. From time to time following the Closing Date and without further consideration: (a) Seller will as promptly as practicable deliver to Buyer any cash or other property that Seller may receive in respect of receivables relating to the business and operations of the Business (whether attributable to periods before or after the Closing Date); and (b) each party will, at the request of the other party, execute and deliver to the other party such other instruments of conveyance and transfer as a party may reasonably request or as may be otherwise necessary to effect the transactions contemplated by this Agreement or to more effectively convey and transfer to, and vest in, and put in possession of, in the case of Buyer, any part of the Shares or the Assets or, in the case of Seller, the Purchase Consideration. In the case of any agreement, contract, lease, easement or other commitment which is included in the Assets but which cannot be transferred effectively without the consent of a third-party, whose consent has not been obtained prior to Closing, Seller will cooperate with Buyer at Buyer’s request in trying to promptly obtain such consent; provided, however, that Seller shall not be required to incur any material cost or expense in complying with the foregoing. In addition, Buyer not shall disclose this existence of this Agreement or the transactions contemplated under this Agreement, or issue any press releases or public notices regarding this transaction without the Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed, and except for press releases and public notices which Buyer has been advised by counsel may be required by law or regulation.
     7.10. Access to Books and Records. Buyer shall afford to the Seller and the Seller’s auditing staff, accountants, counsel and other authorized representatives, upon reasonable notice and without undue interruption to Buyer’s business, full access during normal business hours to the books and records of the Business pertaining to its operations prior to the Closing Date, including but not limited to all audit and tax work papers (or after the Closing Date to the extent necessary to allow the Seller to accurately file its tax returns) after the Closing.
     7.11. Corporate Name. From and after the Closing, Seller shall continue to have all rights to the name “Hudson Logistics, Inc.”, and “Hudson Loading Logistics, Inc.”, and all formatives and any variants or derivatives thereof and Seller shall have no rights whatsoever to the use of such name or mark or any formatives, variant or derivatives of such name or mark in the conduct of its business.
     7.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument and all of which together will be considered one and the same agreement, and will become effective when counterparts, which together contain the signatures of each party, will have been delivered to Buyer and Seller.
     7.13. Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any person other than the parties to this Agreement and their respective successors and permitted assigns.
     7.14. No Consequential or Special Damages. To the extent permitted by applicable law, each party hereto irrevocably waives any right such party may have to consequential, punitive or special damages or any other similar entitlement.
     7.15. Attorneys Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the substantially prevailing party shall be entitled to be reimbursed by the non-prevailing party for reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which such party may be entitled. Any dispute or claim arising out of this Agreement shall be commenced and maintained in a court of competent jurisdiction in New Jersey.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

Buyer: G&A Holdings, LLC	Seller: Chartwell International, Inc.
Arthur Fletcher, Jr.	Paul Biberkraut
Date: October 3, 2007	Date: October 3, 2007

List of Schedules

Schedule	Description
2.1(a)	Subsidiaries
2.1(c)	Predecessors; Fictitious Names
2.1(d)	Organizational Documents of Parent
2.1(e)	Organizational Documents of Company
2.2(a)	Capitalization
2.5	Third Party Consents
2.6(b)	Liens on Real Property
2.6(c)	Real Property
2.6(d)	Tangible Personal Property
2.6(e)	Real Property Leases
2.6(g)	Real Property Exceptions
2.7(c)	Litigation and Claims
2.8(b)	Insurance Coverage
2.9	Adverse Changes
2.10(a)	Financial Statements Standard
2.11	Tax Returns
2.12(a)	Employment and Labor Matters
2.12(b)	Collective Bargaining Agreements
2.12(f)	Employees
2.13	Employee Benefit Plans
2.15	Intellectual Property
2.16(e)	Warranties
2.17(a)	Principal Customers and Suppliers
2.17(b)	Suppliers
2.20	Environmental Matters
5.5	Senior Officers and Directors of Seller and the Company
List of Exhibits

Exhibit	Description	Section Reference
A	Escrow Agreement	1.2(b)
B	Secretary’s Certificate of Seller	1.4(a)(viii)
C	Secretary’s Certificate of Buyer	1.4(b)(v)
D	Releases
E	Indemnification of Former Directors and Officers

SCHEDULES